UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2014

RUTH’S HOSPITALITY GROUP, INC. (Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51485 (Commission File Number)	72-1060618 (IRS Employer Identification No.)

1030 W. Canton Avenue, Ste. 100, Winter Park, FL 32789 (Address of Principal executive offices, including Zip Code)

(407) 333-7440 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Sale of Mitchell’s Restaurants

On November 16, 2014, Ruth’s Hospitality Group, Inc. and certain of its affiliates (collectively, the “Company”) and Landry’s, Inc. and Mitchell’s Entertainment, Inc., an affiliate of Landry’s Inc. (together with Landry’s Inc., “Landry’s”), entered into an asset purchase agreement (the “Agreement”). Pursuant to the Agreement, the Company has agreed to sell its Mitchell’s Fish Market and Mitchell’s/Cameron’s Steakhouse restaurants (collectively, the “Mitchell’s Restaurants”) and related assets to Landry’s for $10 million. The assets to be sold consist primarily of leasehold interests, leasehold improvements, restaurant equipment and furnishings, inventory, and related intangible assets, including brand names and trademarks associated with the 21 Mitchell’s Restaurants. The sale of the Mitchell’s Restaurants is expected to close within 75 days, subject to the satisfaction of customary closing conditions.

Under the terms of the Agreement, Landry’s will assume the Mitchell’s Restaurants’ facility lease obligations and the Company will reimburse Landry’s for gift cards that are sold prior to the closing date and used at the Mitchell’s Restaurants during the 18 months following the closing date. In the Agreement, the Company and Landry’s have made customary representations and warranties and have agreed to customary covenants relating to the sale of the Mitchell’s Restaurants. Specifically, (i) before the closing date, the Company will be subject to certain business conduct restrictions with respect to its operation of the Mitchell’s Restaurants, and (ii) for 18 months following the closing date, neither the Company nor Landry’s will knowingly solicit or employ, or seek to solicit or employ, certain key employees of the other party, subject to certain limited exceptions. It is anticipated that Landry’s will offer employment to substantially all of the employees of the Mitchell’s Restaurants.

The Company and Landry’s have agreed to indemnify each other for losses arising from certain breaches of the Agreement and for certain other liabilities.

The Agreement provides that in the event either the Company or Landry’s terminates the Agreement for convenience, the terminating party shall pay to the non-terminating party a $1.5 million termination fee. The Agreement also contains certain other termination rights, including the right of either party to terminate the Agreement if the closing has not occurred on or before January 30, 2015 (or such later date as may be determined by mutual consent of the Company and Landry’s).

The Company intends to file revised financial statements with the Securities and Exchange Commission for the stand-alone Ruth’s Chris Steak House business within four days of the closing of the transaction. Consequently, previously issued financial statements will be revised to reclassify the Mitchell’s Restaurants’ operating results, including impairment loss, as discontinued operations.

Share Repurchase Program

On November 17, 2014, the Company also announced that its Board of Directors has approved a share repurchase program under which the Company is authorized to repurchase up to $50 million of outstanding common stock from time to time in the open market, through negotiated transactions or otherwise (including, without limitation, the use of Rule 10b5-1 plans), depending on share price, market conditions and other factors. The new share repurchase program replaces the Company’s previous share repurchase program announced in May 2013, which has been terminated. The previous share repurchase program had permitted the repurchase of up to $30 million of outstanding common stock, of which approximately $19 million remained unused upon its termination. The Company intends to conduct any open market share repurchase activities in compliance with the safe harbor provisions of Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of its shares.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: the possibility that the closing of the sale of the Mitchell’s Restaurants may be delayed or may not occur; the Company’s ability to timely obtain third party consents and its indemnification obligations in connection with the sale of the Mitchell’s Restaurants; and changes in, or the discontinuation of, the Company’s share repurchase program. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013, which is available on the Securities and Exchange Commission’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this Current Report on Form 8-K to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this Current Report on Form 8-K have not occurred.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated November 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUTH’S HOSPITALITY GROUP, INC.

/s/ John F. McDonald, III

Date: November 17, 2014	Name: John F. McDonald, III
Title: Vice President - General Counsel Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated November 17, 2014.